Media Contact:  Gary Mickelson, 479-290-6111
Investor Contact:  Jon Kathol, 479-290-4235

TYSON REPORTS FOURTH QUARTER
AND FISCAL YEAR 2011 RESULTS

●	4th quarter 2011 EPS was $0.26, as compared to $0.57 last year
●	Record Sales of $8.4 billion in the fourth quarter, up 12.9% compared to last year
●	Overall Operating Margin was 2.0% in the 4th quarter 2011
	●	Chicken operating loss $(82) million, or (2.9)% of sales
	●	Beef operating income $118 million, or 3.4% of sales
	●	Pork operating income $113 million, or 7.9% of sales
	●	Prepared Foods operating income $28 million, or 3.4% of sales
●	Operations generated cash flows of $1.0 billion in fiscal 2011

Springdale, Arkansas – November 21, 2011 – Tyson Foods, Inc. (NYSE: TSN), today reported the following results:

(in millions, except per share data)	Fourth Quarter		12 Months
	2011	2010	2011	2010
Sales	$8,404	$7,441	$32,266	$28,430
Operating Income	172	391	1,285	1,556

Net Income	95	208	733	765
Less: Net Loss Attributable to Noncontrolling Interest	(2)	(5)	(17)	(15)
Net Income Attributable to Tyson	$97	$213	$750	$780

Net Income Per Share Attributable to Tyson	$0.26	$0.57	$1.97	$2.06

●	12 Months Fiscal 2011 – Included the following:
• $11 million, or $0.03 per diluted share, gain related to a sale of interests in an equity method investment; and
• $21 million, or $0.05 per diluted share, reduction to income tax expense related to a reversal of reserves for foreign uncertain tax positions.

“In fiscal 2011, we produced record sales and our second best EPS in company history despite record input costs, which included $675 million in additional feed and ingredient costs in our Chicken segment,” said Donnie Smith, Tyson’s president and chief executive officer. “This is a testament to our quality, service and innovation and our focus on business fundamentals and operational efficiencies across all segments of our business.

“We will continue to build on the progress we’ve made in recent years and expect 2012 to be another strong year,” Smith said. “Midway into our first fiscal quarter, all segments are profitable.”

Segment Performance Review (in millions)

Sales
(for the fourth quarter and 12 months ended October 1, 2011, and October 2, 2010)
	Fourth Quarter				12 Months
			Volume	Avg. Price			Volume	Avg. Price
	2011	2010	Change	Change	2011	2010	Change	Change
Chicken	$2,859	$2,619	3.7%	5.3%	$11,017	$10,062	4.6%	4.7%
Beef	3,516	3,037	(2.3)%	18.6%	13,549	11,707	(1.0)%	16.9%
Pork	1,430	1,259	1.0%	12.5%	5,460	4,552	4.1%	15.2%
Prepared Foods	827	799	(2.5)%	6.2%	3,215	2,999	(2.2)%	9.6%
Other	64	0	n/a	n/a	127	0	n/a	n/a
Intersegment Sales	(292)	(273)	n/a	n/a	(1,102)	(890)	n/a	n/a
Total	$8,404	$7,441	0.4%	12.5%	$32,266	$28,430	1.7%	11.8%

Operating Income (Loss)
(for the fourth quarter and 12 months ended October 1, 2011, and October 2, 2010)
	Fourth Quarter				12 Months
			Operating Margin				Operating Margin
	2011	2010	2011	2010	2011	2010	2011	2010
Chicken	$(82)	$141	(2.9)%	5.4%	$164	$519	1.5%	5.2%
Beef	118	121	3.4%	4.0%	468	542	3.5%	4.6%
Pork	113	125	7.9%	9.9%	560	381	10.3%	8.4%
Prepared Foods	28	10	3.4%	1.3%	117	124	3.6%	4.1%
Other	(5)	(6)	n/a	n/a	(24)	(10)	n/a	n/a
Total	$172	$391	2.0%	5.3%	$1,285	$1,556	4.0%	5.5%

Outlook
USDA data indicates overall domestic protein (chicken, beef, pork and turkey) production is expected to decrease in fiscal 2012. Because exports are likely to remain strong, we forecast total domestic availability of protein to be down 2-3% compared to fiscal 2011, which should continue to support improved pricing. The following is a summary of the fiscal 2012 outlook for each of our segments, as well as an outlook on sales, capital expenditures, net interest expense, debt and liquidity and share repurchases:

●
Chicken – For fiscal 2012, we expect industry production will decrease approximately 4% from fiscal 2011, which should gradually improve market pricing conditions. Current futures prices indicate higher grain costs in fiscal 2012 compared to fiscal 2011. We expect to offset the increased grain costs with operational, pricing and mix improvements. Our Chicken segment is currently profitable and we expect it to strengthen throughout the year.

●
Beef – We expect to see a gradual reduction in fed cattle supplies of 1-2% in fiscal 2012 as well as exports to remain strong as compared to fiscal 2011. Despite reduced domestic availability, we expect adequate supplies in the regions we operate our plants. Although current weak industry fundamentals are challenging our Beef business, we expect it to be profitable in the first quarter. We anticipate the fundamentals will strengthen throughout the year and our Beef segment will be in our normalized range for fiscal 2012.

●
Pork – We expect hog supplies in fiscal 2012 to be comparable to fiscal 2011 and to be adequate in the regions in which we operate. Additionally, we expect pork exports to remain strong in fiscal 2012. Based on these factors, we expect strong fundamentals in our Pork business to continue in fiscal 2012.

●
Prepared Foods – We expect operational improvements and increased pricing to offset an anticipated increase in raw material costs. Because many of our sales contracts are formula based or shorter-term in nature, we are typically able to offset rising input costs through increased pricing. However, there is a lag time for price increases to take effect. We expect improved Prepared Foods profitability for fiscal 2012 primarily due to improvements in our lunchmeats business.

Outlook Continued
●	Sales – We expect 2012 sales to exceed $34 billion mostly resulting from price increases related to decreases in domestic availability of protein and rising raw material costs.
●
Capital Expenditures – Our preliminary capital expenditures plan for fiscal 2012 is approximately $800-$850 million. We will continue to make significant investments in our production facilities for high return operational efficiencies, other profit improvement projects and development of our foreign operations.

●	Net Interest Expense – We expect fiscal 2012 net interest expense will be approximately $185 million, down $46 million compared to fiscal 2011.
●
Debt and Liquidity – We do not have any significant maturities of debt coming due over the next two fiscal years and will continue to use our available cash to repurchase notes when available at attractive rates. We plan to maintain total liquidity in excess of $1.2 billion.

●
Share Repurchases – We expect to continue repurchasing shares under our previously announced share repurchase plan. In fiscal 2011, we repurchased 9.7 million shares for approximately $170 million. As of October 1, 2011, 12.8 million shares remain authorized for repurchases. The timing and extent to which we repurchase shares will depend upon, among other things, market conditions, liquidity targets, our debt obligations and regulatory requirements.

Segment Performance Review

Chicken Segment Results
in millions	Three Months Ended			12 Months Ended
	October 1, 2011	October 2, 2010	Change	October1, 2011	October 2, 2010	Change
Sales	$2,859	$2,619	$240	$11,017	$10,062	$955
Sales Volume Change			3.7%			4.6%
Average Sales Price Change			5.3%			4.7%

Operating Income (Loss)	$(82)	$141	$(223)	$164	$519	$(355)
Operating Margin	(2.9)%	5.4%		1.5%	5.2%

Fourth quarter of fiscal 2010
●	Included a non-cash full goodwill impairment charge of $29 million related to our Brazil poultry operations.
12 months of fiscal 2010
●	Included a $38 million gain from insurance proceeds.
Fourth quarter and 12 months – Fiscal 2011 vs Fiscal 2010
●	Sales and Operating Income (Loss)
●
Sales Volume – Despite reduced production in the 4th quarter, sales volumes increased due to a reduction of volumes in ending inventory in 2011 as compared to 2010. For the 12 months, a 2.1% increase in slaughter pounds that mostly occurred in the first three quarters of fiscal 2011 and a reduction of volumes in ending inventory in fiscal 2011 as compared to fiscal 2010, primarily drove the 4.6% increase in sales volume for fiscal 2011.

	●	Average Sales Price – The increase in average sales prices is primarily due to mix changes and price increases associated with increased input costs.
	●	Operating Income
●
Grain, Feed Ingredients and Growout Costs – Operating results were negatively impacted by an increase in grain and feed ingredients costs of $315 million and $675 million and an increase in other growout operating costs of $32 million and $74 million for the fourth quarter and 12 months of fiscal 2011, respectively.

●
Operational Improvements – Operating results were positively impacted by approximately $200 million of operational improvements, primarily attributed to improvements in yield, mix and processing optimization. These operational improvements were partially offset by an increase in operating costs, mostly from cooking ingredients and employee related costs.

●
Derivative Activities – Operating results included the following amounts for commodity risk management activities related to grain and energy purchases. These amounts exclude the impact from related physical purchase transactions, which impact current and future period operating results.

Income/(Loss) - in millions	Qtr	YTD
2011	$(31)	$41
2010	(2)	(6)
Improvement/(Decline) in operating results	$(29)	$47

Beef Segment Results
in millions	Three Months Ended			12 Months Ended
	October 1, 2011	October 2, 2010	Change	October 1, 2011	October 2, 2010	Change
Sales	$3,516	$3,037	$479	$13,549	$11,707	$1,842
Sales Volume Change			(2.3)%			(1.0)%
Average Sales Price Change			18.6%			16.9%

Operating Income	$118	$121	$(3)	$468	$542	$(74)
Operating Margin	3.4%	4.0%		3.5%	4.6%

Fourth quarter and 12 months – Fiscal 2011 vs Fiscal 2010
●	Sales and Operating Income
●
Average sales price increased due to price increases associated with increased livestock costs. We have maintained strong operating income by maximizing our revenues relative to the rising live cattle markets, partially attributable to strong export sales. This was offset by an increase in operating costs, primarily attributable to employee related costs.

●
Derivative Activities – Operating results included the following amounts for commodity risk management activities related to forward futures contracts for live cattle. These amounts exclude the impact from related physical sale and purchase transactions, which impact current and future period operating results.

Loss - in millions	Qtr	YTD
2011	$(1)	$(41)
2010	(8)	(15)
Improvement/(Decline) in operating results	$7	$(26)

Pork Segment Results
in millions	Three Months Ended			12 Months Ended
	October 1, 2011	October 2, 2010	Change	October 1, 2011	October 2, 2010	Change
Sales	$1,430	$1,259	$171	$5,460	$4,552	$908
Sales Volume Change			1.0%			4.1%
Average Sales Price Change			12.5%			15.2%

Operating Income	$113	$125	$(12)	$560	$381	$179
Operating Margin	7.9%	9.9%		10.3%	8.4%

Fourth quarter and 12 months – Fiscal 2011 vs Fiscal 2010
●	Sales and Operating Income
●
Average sales price increased due to price increases associated with increased livestock costs. We have maintained strong operating income by maximizing our revenues relative to the rising live hog markets, partially attributable to strong export sales and operational and mix performance.

●
Derivative Activities – Operating results included the following amounts for commodity risk management activities related to forward futures contracts for live hogs. These amounts exclude the impact from related physical sale and purchase transactions, which impact current and future period operating results.

Income/(Loss) - in millions	Qtr	YTD
2011	$(17)	$(32)
2010	(7)	(36)
Improvement/(Decline) in operating results	$(10)	$4

Prepared Foods Segment Results
in millions	Three Months Ended			12 Months Ended
	October 1, 2011	October 2, 2010	Change	October 1, 2011	October 2, 2010	Change
Sales	$827	$799	$28	$3,215	$2,999	$216
Sales Volume Change			(2.5)%			(2.2)%
Average Sales Price Change			6.2%			9.6%

Operating Income	$28	$10	$18	$117	$124	$(7)
Operating Margin	3.4%	1.3%		3.6%	4.1%

Fourth quarter – Fiscal 2011 vs Fiscal 2010
●	Sales and Operating Income – Operating margins were positively impacted by an increase in average sales prices, which were partially offset by an increase in raw material costs and lower volumes.

12 months – Fiscal 2011 vs Fiscal 2010
●
Despite the increase in average sales prices, operating income remained flat, excluding $8 million in insurance proceeds in fiscal 2010 related to flood damage at our Jefferson, Wisconsin plant. The increase in average sales prices were offset by lower volumes, increased raw material costs of $273 million and increased operational costs of $50 million, primarily attributable to employee related costs and plant variances mostly due to lower volumes.

TYSON FOODS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(In millions, except per share data)
(Unaudited)

	Three Months Ended		12 Months Ended
	October 1, 2011	October 2, 2010	October 1, 2011	October 2, 2010

Sales	$8,404	$7,441	$32,266	$28,430
Cost of Sales	8,013	6,772	30,067	25,916
Gross Profit	391	669	2,199	2,514

Selling, General and Administrative	219	249	914	929
Goodwill Impairment	0	29	0	29
Operating Income	172	391	1,285	1,556
Other (Income) Expense:
Interest income	(3)	(3)	(11)	(14)
Interest expense	55	65	242	347
Other, net	(5)	6	(20)	20
Total Other (Income) Expense	47	68	211	353
Income before Income Taxes	125	323	1,074	1,203
Income Tax Expense	30	115	341	438
Net Income	95	208	733	765
Less: Net Loss Attributable to Noncontrolling Interest	(2)	(5)	(17)	(15)
Net Income Attributable to Tyson	$97	$213	$750	$780

Weighted Average Shares Outstanding:
Class A Basic	299	304	303	303
Class B Basic	70	70	70	70
Diluted	375	379	380	379
Net Income Per Share Attributable to Tyson:
Class A Basic	$0.27	$0.58	$2.04	$2.13
Class B Basic	$0.24	$0.52	$1.84	$1.91
Diluted	$0.26	$0.57	$1.97	$2.06
Cash Dividends Per Share:
Class A	$0.040	$0.040	$0.160	$0.160
Class B	$0.036	$0.036	$0.144	$0.144

Sales Growth	12.9%		13.5%
Margins: (Percent of Sales)
Gross Profit	4.7%	9.0%	6.8%	8.8%
Operating Income	2.0%	5.3%	4.0%	5.5%
Net Income	1.1%	2.8%	2.3%	2.7%
Effective Tax Rate	24.0%	35.6%	31.8%	36.4%

TYSON FOODS, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(In millions)
(Unaudited)

	October 1, 2011	October 2, 2010
Assets
Current Assets:
Cash and cash equivalents	$716	$978
Accounts receivable, net	1,321	1,198
Inventories, net	2,587	2,274
Other current assets	156	168
Total Current Assets	4,780	4,618
Net Property, Plant and Equipment	3,823	3,674
Goodwill	1,892	1,893
Intangible Assets	149	166
Other Assets	427	401
Total Assets	$11,071	$10,752

Liabilities and Shareholders’ Equity
Current Liabilities:
Current debt	$70	$401
Trade accounts payable	1,264	1,110
Other current liabilities	1,040	1,034
Total Current Liabilities	2,374	2,545
Long-Term Debt	2,112	2,135
Deferred Income Taxes	424	321
Other Liabilities	476	486
Redeemable Noncontrolling Interest	0	64

Total Tyson Shareholders’ Equity	5,657	5,166
Noncontrolling Interest	28	35
Total Shareholders’ Equity	5,685	5,201

Total Liabilities and Shareholders’ Equity	$11,071	$10,752

TYSON FOODS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	12 Months Ended
	October 1, 2011	October 2, 2010
Cash Flows From Operating Activities:
Net income	$733	$765
Depreciation and amortization	506	497
Deferred income taxes	86	18
Impairment of goodwill	0	29
Other, net	67	112
Net changes in working capital	(346)	11
Cash Provided by Operating Activities	1,046	1,432

Cash Flows From Investing Activities:
Additions to property, plant and equipment	(643)	(550)
Purchases of marketable securities	(146)	(53)
Proceeds from sale of marketable securities	66	49
Proceeds from notes receivable	51	0
Change in restricted cash to be used for investing activities	0	43
Other, net	28	11
Cash Used for Investing Activities	(644)	(500)

Cash Flows From Financing Activities:
Payments on debt	(500)	(1,034)
Net proceeds from borrowings	115	0
Change in restricted cash to be used for financing activities	0	140
Purchase of redeemable noncontrolling interest	(66)	0
Purchases of Tyson Class A common stock	(207)	(48)
Dividends	(59)	(59)
Other, net	59	42
Cash Used for Financing Activities	(658)	(959)

Effect of Exchange Rate Change on Cash	(6)	1

Increase (Decrease) in Cash and Cash Equivalents	(262)	(26)
Cash and Cash Equivalents at Beginning of Year	978	1,004
Cash and Cash Equivalents at End of Period	$716	$978

TYSON FOODS, INC.
EBITDA Reconciliations
(In millions)
(Unaudited)

	12 Months Ended
	October 1, 2011		October 2, 2010

Net income	$733		$765
Less: Interest income	(11)		(14)
Add: Interest expense	242		347
Add: Income tax expense	341		438
Add: Depreciation	433		416
Add: Amortization (a)	29		35
EBITDA	$1,767		$1,987

Total gross debt	$2,182		$2,536
Less: Cash and cash equivalents	(716)		(978)
Total net debt	$1,466		$1,558

Ratio Calculations:
Gross debt/EBITDA	1.2	x	1.3	x
Net debt/EBITDA	0.8	x	0.8	x

(a)	Excludes the amortization of debt discount expense of $44 million and $46 million for the 12 months ended October 1, 2011, and October 2, 2010, respectively, as it is included in Interest expense.

EBITDA represents net income, net of interest, income tax and depreciation and amortization. EBITDA is presented as a supplemental financial measurement in the evaluation of our business. We believe the presentation of this financial measure helps investors to assess our operating performance from period to period and enhances understanding of our financial performance and highlights operational trends. This measure is widely used by investors and rating agencies in the valuation, comparison, rating and investment recommendations of companies. However, the measurement of EBITDA may not be comparable to those of other companies in our industry, which limits its usefulness as a comparative measure. EBITDA is not a measure required by or calculated in accordance with GAAP and should not be considered as a substitute for net income or any other measure of financial performance reported in accordance with GAAP or as a measure of operating cash flow or liquidity. EBITDA is a useful tool for assessing, but is not a reliable indicator of, our ability to generate cash to service our debt obligations because certain of the items added to net income to determine EBITDA involve outlays of cash. As a result, actual cash available to service our debt obligations will be different from EBITDA. Investors should rely primarily on our GAAP results, and use non-GAAP financial measures only supplementally, in making investment decisions.

Tyson Foods, Inc., founded in 1935 with headquarters in Springdale, Arkansas, is one of the world’s largest processors and marketers of chicken, beef and pork, the second-largest food production company in the Fortune 500 and a member of the S&P 500. The company produces a wide variety of protein-based and prepared food products and is the recognized market leader in the retail and foodservice markets it serves. Tyson provides products and service to customers throughout the United States and more than 130 countries. The company has approximately 115,000 Team Members employed at more than 400 facilities and offices in the United States and around the world. Through its Core Values, Code of Conduct and Team Member Bill of Rights, Tyson strives to operate with integrity and trust and is committed to creating value for its shareholders, customers and Team Members. The company also strives to be faith-friendly, provide a safe work environment and serve as stewards of the animals, land and environment entrusted to it.

A conference call to discuss the Company’s financial results will be held at 9 a.m. Eastern Monday, November 21, 2011. To listen live via telephone, call 888-455-8283. The call leader’s name and a pass code will be required to join the call. The leader’s name is Jon Kathol and the pass code is Tyson Foods. International callers dial 210-839-8865. A telephone replay will be available through December 22 at 866-499-4576. The live webcast, as well as the replay, will be available on the Internet at http://ir.tyson.com. Financial information, such as this news release, as well as other supplemental data, including Company distribution channel information, can be accessed from the Company’s web site at http://ir.tyson.com.

Forward-Looking Statements

Certain information contained in the press release may constitute forward-looking statements, such as statements relating to expected performance, and including, but not limited to, statements appearing in the “Outlook” section. These forward-looking statements are subject to a number of factors and uncertainties which could cause our actual results and experiences to differ materially from the anticipated results and expectations, expressed in such forward-looking statements. We wish to caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date made. Among the factors that may cause actual results and experiences to differ from anticipated results and expectations expressed in such forward-looking statements are the following: (i) the effect of, or changes in, general economic conditions; (ii) fluctuations in the cost and availability of inputs and raw materials, such as live cattle, live swine, feed grains (including corn and soybean meal) and energy; (iii) market conditions for finished products, including competition from other global and domestic food processors, supply and pricing of competing products and alternative proteins and demand for alternative proteins; (iv) successful rationalization of existing facilities and operating efficiencies of the facilities; (v) risks associated with our commodity purchasing activities; (vi) access to foreign markets together with foreign economic conditions, including currency fluctuations, import/export restrictions and foreign politics; (vii) outbreak of a livestock disease (such as avian influenza (AI) or bovine spongiform encephalopathy (BSE)), which could have an adverse effect on livestock we own, the availability of livestock we purchase, consumer perception of certain protein products or our ability to access certain domestic and foreign markets; (viii) changes in availability and relative costs of labor and contract growers and our ability to maintain good relationships with employees, labor unions, contract growers and independent producers providing us livestock; (ix) issues related to food safety, including costs resulting from product recalls, regulatory compliance and any related claims or litigation; (x) changes in consumer preference and diets and our ability to identify and react to consumer trends; (xi) significant marketing plan changes by large customers or loss of one or more large customers; (xii) adverse results from litigation; (xiii) risks associated with leverage, including cost increases due to rising interest rates or changes in debt ratings or outlook; (xiv) compliance with and changes to regulations and laws (both domestic and foreign), including changes in accounting standards, tax laws, environmental laws, agricultural laws and occupational, health and safety laws; (xv) our ability to make effective acquisitions or joint ventures and successfully integrate newly acquired businesses into existing operations; (xvi) effectiveness of advertising and marketing programs; and (xvii) those factors listed under Item 1A. “Risk Factors” included in our October 1, 2011, Annual Report filed on Form 10-K.